Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S−8 No. 333−153058) pertaining to the 2007 Share Incentive Plan of Agria Corporation of our report dated June 29, 2010 (except for Note 6 and Note 22, as to which the date is October 10, 2012), with respect to the consolidated financial statements of Agria Corporation included in this Annual Report (Form 20−F) for the year ended June 30, 2012.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, People’s Republic of China

October 10, 2012